UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2025

 iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)
001-36414		77-0259335
(Commission File Number)		(I.R.S. Employer Identification No.)

8 Crosby Drive
Bedford, MA 01730
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IRBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
As previously announced, iRobot Corporation (the “Company”) has entered into five amendments to its Credit Agreement (as amended, the “Credit Agreement”) among the Company, TCG Senior Funding L.L.C., an affiliate of The Carlyle Group, as administrative agent and collateral agent and the lenders party thereto (the “Lenders”) pursuant to which the Lenders waived, for periods from March 11, 2025 until October 24, 2025 (the “Waiver Period”), the Company’s covenant obligations to (1) provide a report and opinion of its auditor with respect to its annual financial statements for fiscal year 2024 without a qualification regarding the Company’s ability to continue as a going concern and (2) maintain a minimum level of core assets. On October 22, 2025, the Company entered into Amendment No. 6 to the Credit Agreement (“Amendment No. 6”), which extended the Waiver Period to December 1, 2025.
The foregoing description of Amendment No. 6 is not complete and is qualified in its entirety by reference to Amendment No. 6, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 8.01	Other Events.
The Company is including the below updates to its risk factors for the purpose of supplementing and updating the corresponding risk factors contained in its Quarterly Report on Form 10-Q for the period ended June 28, 2025, filed with the Securities and Exchange Commission (“SEC”) on August 7, 2025 and in its Current Report on Form 8-K filed with the SEC on September 17, 2025.
The waiver of covenant compliance under our senior secured term loan credit facility is time-limited; if this waiver is not extended at the end of the applicable period, we will be in default. Our financial condition continues to decline, and we may be unable to secure the additional funding needed to continue our operations.
On March 11, 2025, we entered into Amendment No. 1 to our credit agreement (the “Credit Agreement”) with TCG Senior Funding L.L.C., an affiliate of The Carlyle Group, as administrative agent and collateral agent (the “Agent”) and the lenders party thereto (the “Lenders”). Pursuant to Amendment No. 1, the Lenders waived, until May 6, 2025 (the “Initial Waiver Period”), our covenant obligations to (1) provide a report and opinion of our auditor with respect to our annual consolidated financial statements for fiscal year 2024 without an exception regarding our ability to continue as a going concern (the “Going Concern Covenant”) and (2) maintain a minimum level of core assets (the “Minimum Core Assets Covenant”) and, together with the Going Concern Covenant, the “Specified Covenants”). On April 30, 2025, we entered into Amendment No. 2 to the Credit Agreement, which extended the Initial Waiver Period to June 6, 2025; on June 5, 2025, we entered into Amendment No. 3 to the Credit Agreement, which further extended the Initial Waiver Period to August 14, 2025; on August 6, 2025, we entered into Amendment No. 4 to the Credit Agreement, which further extended the Initial Waiver Period to September 19, 2025; on September 12, 2025, we entered into Amendment No. 5 to the Credit Agreement, which further extended the Initial Waiver Period to October 24, 2025; and on October 22, 2025, we entered into Amendment No. 6 to the Credit Agreement, which further extended the Initial Waiver Period to December 1, 2025 (the “Extended Waiver Period”). No event of default will occur under the Credit Agreement as a result of failure to comply with the Specified Covenants during the Extended Waiver Period; however, we are still obligated to comply with the Specified Covenants after the end of the Extended Waiver Period and if we do not, unless the Lenders further extend such waiver by the end of the Extended Waiver Period, an event of default will occur.
The auditor report on our consolidated financial statements for the fiscal year ended December 28, 2024 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern; therefore, we would be in breach of the Going Concern Covenant and the Agent would be able to exercise all applicable remedies under the Credit Agreement but for the waiver of breach during the Extended Waiver Period as described above. The earliest we would be able to regain compliance with the Going Concern Covenant is upon the filing of our Annual Report on Form 10-K for the year ending January 3, 2026, which we do not anticipate will be filed until March 2026. As a result, we are dependent on continued waivers from the Lenders to avoid an event of default related to the Going Concern Covenant, which waivers are in the Lenders’ sole discretion. We cannot assure you that the Lenders will provide any additional waiver of compliance with the Specified Covenants by the end of the Extended Waiver Period.
Any failure by us to comply with the covenants or payment requirements specified in the Credit Agreement (including the Specified Covenants after the Extended Waiver Period) would result in an event of default under the Credit Agreement, which may result in the termination of the Credit Agreement and acceleration of repayment obligations with respect to any outstanding loans. In addition, the Lenders would have the right to proceed against the collateral in which we granted a security interest to them, which consists of substantially all our assets. As of June 28, 2025, the fair value of the Term Loan was $203.2 million and our cash and cash equivalents totaled $40.6 million. Since June 28, 2025, our cash and cash equivalents balance has continued to decline notwithstanding our subsequent draw down of the remaining $36.0 million of Restricted Cash (as defined below). If we are in default under the Credit Agreement and the Lenders accelerate the repayment obligations with respect to the outstanding loans, we would be unable to repay our obligations under the Credit Agreement. In such circumstances, or if in advance of the end of the Extended Waiver Period the Lenders inform us that they will not further extend the waiver, we may be forced to significantly curtail or cease operations and would likely seek bankruptcy protection. In such proceedings, it is unlikely that any proceeds would remain for distribution to stockholders and, as a result, stockholders would likely lose all of their investment in our company.
The Credit Agreement includes certain restrictions on the use of $40.0 million of the termination payment received by us from Amazon.com, Inc. in early 2024 (the “Restricted Cash”), which the remaining amount thereof (after giving effect to certain periods for such amounts to be used for inventory in limited circumstances and upon satisfying certain conditions) would ultimately have been required to prepay a portion of the loan under the Credit Agreement. In connection with Amendment No. 3 to the Credit Agreement, we paid $4.0 million of the Restricted Cash to the Lenders, and as of September 19, 2025, we have drawn down the remaining $36.0 million of the Restricted Cash to fund our ongoing business operations. As such, we have no sources upon which we can draw additional capital at this time. We are currently in discussions with the Lenders to provide the additional capital we require to fund our ongoing business operations, including for payment of significant amounts owed to our primary contract manufacturer. If the Lenders do not provide this necessary funding and we are unable to find other sources of capital in the near term, we may be forced to significantly curtail or cease operations and would likely seek bankruptcy protection.
The Credit Agreement also contains customary negative covenants that limit our and our subsidiaries' ability to, among other things, grant or incur liens, incur additional indebtedness, make certain restricted investments or payments, including payment of dividends on our capital stock and payments on certain permitted indebtedness, enter into certain mergers and acquisitions or engage in certain asset sales, subject in each case to certain exceptions. The terms of our outstanding debt may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the manner desired. In addition, complying with the covenants may make it more difficult for us to successfully execute our business strategy, invest in our growth strategy, and compete against companies who are not subject to such restrictions.
We cannot assure you that our ongoing review of strategic alternatives will result in any transaction being consummated, and speculation and uncertainty regarding the outcome of this review may adversely impact our business.
On March 12, 2025, we announced that our board of directors is conducting a review of strategic alternatives, including, but not limited to, exploring a potential sale or strategic transaction and refinancing our debt. Although this review process remains active and ongoing, last week the last remaining counterparty to a potential sale transaction withdrew from the process following a lengthy period of exclusive negotiations, and we currently are not in advanced negotiations with any alternative counterparties to a potential sale or strategic transaction. As such, there remains no assurance that our review of strategic alternatives will result in any transaction or outcome. Whether the process will result in any transactions, our ability to complete any such transaction, and if our board of directors decides to pursue one or more transactions, will depend on numerous factors, some of which are beyond our control. Such factors include the interest of potential acquirers or strategic partners in a potential transaction, the value potential acquirers or strategic partners attribute to our business, regulatory approvals, market conditions, and industry trends. Potential strategic transactions that require stockholder approval may not be approved by our stockholders or, if required, a counterparty's stockholders. Furthermore, any strategic transaction into which we enter may be delayed or may ultimately not be consummated as a result of regulatory reviews (which may include domestic and foreign antitrust, CFIUS or other regulatory agency reviews) and determinations or other factors.
The price of our common stock decreased significantly following our public announcement of our 2024 financial results and the initiation of our review of strategic alternatives and may be further adversely affected if the strategic review process does not result in transactions or if one or more transactions are consummated on terms that investors view as unfavorable to us. Even if one or more transactions are completed, there can be no assurance that any such transactions will be successful or have a positive effect on stockholder value, including that the price per share to stockholders in a sale transaction may be less than the then-current trading price of our stock. During our most recent negotiations in a potential sale transaction, the last remaining potential counterparty offered a price per share that it would be willing to pay to acquire our company that was significantly lower than the trading price of our stock over recent months.
The attention of management and our board of directors could be diverted from our core business operations as a result of this strategic review process. We have diverted capital and other resources to the process that otherwise could have been used in our business operations, and we expect to continue to do so until the process is completed. We have incurred substantial expenses associated with identifying and evaluating potential strategic alternatives, including those related to employee retention payments, equity compensation, severance pay and legal, accounting and financial advisor fees. A considerable portion of these expenses have been, and may continue to be, incurred regardless of whether a transaction is completed. In addition, the process could lead us to lose or fail to attract, retain and motivate key employees, and to lose or fail to attract customers or business partners. Furthermore, it could expose us to litigation. The public announcement of a strategic alternative may also yield a negative impact on operating results if prospective or existing customers, vendors or partners are reluctant to commit to new or renewed contracts. Our financial results and operations could be adversely affected by the strategic process and by the uncertainty regarding its outcome.
We do not intend to disclose further developments or provide further updates on the progress or status of the strategic process until our board of directors deems further disclosure is appropriate or necessary. Accordingly, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our company could cause the price of our common stock to fluctuate significantly. If we are unable to mitigate these or other potential risks related to the uncertainty caused by our evaluation of strategic alternatives, it could disrupt our business and adversely impact operating results and financial condition.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 6 to Credit Agreement, dated as of October 22, 2025, by and among iRobot Corporation, as borrower, each lender from time to time party thereto, and TCG Senior Funding L.L.C., as administrative agent and collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2025	iRobot Corporation

By: /s/ Kevin Lanouette
Name: Kevin Lanouette
Title: SVP & General Counsel